UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2014

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Upon the recommendation of its human resources and compensation/nominating and governance committee, the board of directors of Resolute Forest Products Inc. (the “Company”) adopted on February 4, 2014, the material terms of the 2014 Resolute Forest Products Inc. Short-Term Incentive Plan, or the “2014 STIP.” The 2014 STIP provides that participating employees, including each of the Company’s named executive officers, are eligible to receive cash incentive awards expressed as a percentage of their base salaries, based on certain quantitative Company performance goals over the 2014 annual period. In respect of the Company’s named executive officers, the target and maximum incentive awards are 100% and 150% of base salary, with no applicable minimum, and the applicable performance metrics are: income from operations; selling, general and administrative expenses; profit per metric ton; reduction of account receivable collection time; frequency rate and severity rate of safety incidents; and reduction of environmental incidents.

Awards, if granted, are expected to be made in the first quarter of 2015. The aggregate amount payable under the 2014 STIP for all eligible employees is limited to 7% of the Company’s 2014 free cash flow (defined as net cash provided by operating activities less maintenance capital expenditures, adjusted for special items).

Employees remain eligible for prorated awards if they retire during the year or are terminated other than for cause after July 1, 2014. Employees who voluntarily resign or are terminated for cause before payment is made will not be eligible. The Company may adjust financial and cost metrics, and may adjust any and all awards in its discretion. Awards are discretionary and subject to modification until they are made, including increases, decreases, cancellations, deferrals and other conditions, even if performance levels have been met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolute Forest Products Inc.

Date: February 10, 2014	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Senior Vice President and Chief Legal Officer